Exhibit 99.6



                      LEXINGTON CORPORATE PROPERTIES TRUST
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                           EXECUTIVE COMMITTEE CHARTER


Purpose

            The Executive Committee (the "Committee") of the Board of Trustees (the "Board") of Lexington Corporate Properties Trust (the "Trust") is appointed by the Board to assist the Board in fulfilling its oversight responsibilities.

Committee Membership

            The Committee shall consist of no fewer than three members. The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. Committee members may be removed and replaced by, and in the sole discretion of, the Board. The Board shall designate one member of the Committee to serve as the chairperson of the Committee.

Committee Operating Procedures

            The Committee shall hold meetings as the Committee members deem necessary or appropriate. The Committee shall report to the Board at such other times as the Committee members deem necessary or appropriate. The Secretary or an Assistant Secretary of the Trust, or a designee thereof, or another person designated by the Committee acting in coordination with the Secretary of the Trust, shall record minutes of all Committee meetings, and such minutes shall be maintained with the books and records of the Trust.

            The Committee shall fix such additional rules or procedures for the conduct of its business pursuant to this Charter as the Committee members deem necessary or appropriate. Any such additional rules or procedures shall be consistent with the Declaration of Trust and By-Laws of the Trust and this Charter, in each case as in effect from time to time, and shall be filed with this Charter in the books and records of the Trust.

Committee Authority and Responsibilities

            1. The Committee shall have all of the powers of the Board, except for (i) the power to declare dividends and other distributions on the Trust's equity securities, (ii) elect trustees, (iii) issue equity securities on behalf of the Trust, (iv) recommend to the Trust's shareholders any action which requires shareholder approval, (v) amend the Trust's By-Laws, or (vi) approve any merger or share exchange which does not require shareholder approval on behalf of the Trust.

            2. The Committee shall make recommendations to the Board with respect to the position of the Trust as to significant and relevant public policy issues.

            3. The Committee shall review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review its own performance.


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            4.  The Committee shall have the authority to engage independent counsel and other advisors as the Committee members deem necessary and appropriate to carry out the Committee's duties under this Charter.

            5. The Committee shall have authority to request that any trustee, officer or employee of the Trust, the Trust's outside counsel or the public accounting firm employed by the Trust attend a meeting of the Committee.

            6. The Committee shall have such additional authority, duties and responsibilities as may be granted or assigned to the Committee by the Board from time to time.


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